UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 24, 2023

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41488	82-5089826
(State or other jurisdiction of incorporation)	(Commission File Number.)	(IRS Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

(240) 430-4212

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2023, Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), entered into an exclusive licensing agreement (the “License Agreement”) with Georgetown University (“Georgetown”) pursuant to which Georgetown agreed to license the intellectual property known as “Predictive Biomarkers for Adverse Effects of Radiation Therapy” (U.S. Patent Application No. 17/476,184, filed on September 15, 2021) (the “Patent Rights”), which was developed by Dr. Anatoly Dritschilo, the Company’s Chief Executive Officer, Dr. Scott Grindrod, the Company’s Principal Scientist, and Drs. Amrita Cheema and Yaoxiang Li, employees of Georgetown. The Patent Rights will be available for the Company’s use worldwide (the “Licensed Territory”).

Under the terms of the License Agreement, the Company will be entitled to use the Patent Rights for purposes of developing processes or methods to be used in the field of oncology (the “Licensed Product”) in exchange for making an upfront payment, yearly maintenance fees, and certain milestone payments due upon the achievement of designated development goals, including initiating a validation clinical trial, completion of the clinical trial to obtain regulatory approval of the Licensed Product and reaching certain fundraising and sales milestones in relation to the first commercial sale of the Licensed Product and cumulative sales thereafter. Assuming the Company successfully obtains FDA approval and commences commercial sale of the Licensed Product, the Company will be obligated to pay at least a guaranteed minimum royalty payment each year following the First Commercial Sale (as defined in the License Agreement), along with earned royalty payments of 5% of any Net Sales of any Licensed Product or Licensed Method sold in the Licensed Territory.

The License Agreement commenced on October 24, 2023 and will be subject to termination on the sooner to occur of (i) a Claim Expiration Date including patent extensions or (b) the date of expiration of any regulatory or market exclusivity of the Licensed Product. In addition, Georgetown will have the right to terminate the License Agreement if (i) the Company fails to make any milestone payments and does not cure any failure to pay within 60 days after receiving written notification from Georgetown; (ii) if the Company otherwise fails to perform any material provisions of the License Agreement and such failure is not cured by the Company within 30 days of receiving written notification of such failure to perform; (iii) if the Company assigns the IP to creditors or is adjudicated bankrupt; (iv) if Georgetown demonstrates that the Company has intentionally underreported or underpaid any amount owed to Georgetown over a 12 month period; or (v) if the Company fails to maintain adequate insurance in accordance with the terms of the License Agreement, Georgetown may terminate the License Agreement immediately. The Company, on the other hand, may terminate the License Agreement 90 days after providing written notice to Georgetown and paying a $15,000 termination fee if the Company has ceased developing and/or selling the Licensed Product. While the License Agreement remains in effect, Georgetown will have the right to inspect the Company’s books and records upon 15 business days’ notification, during normal business hours and using an auditor selected by Georgetown who has entered into a confidentiality agreement with the Company.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

On October 30, 2023, the Company issued a press release disclosing its entry into the License Agreement with Georgetown. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	License Agreement, dated October 24, 2023, by and between Shuttle Pharmaceuticals Holdings, Inc. and Georgetown University.*
99.1	Press Release dated October 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to supplementally furnish an unredacted copy of this exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, to the extent so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

Dated: October 30, 2023

	By:	/s/ Anatoly Dritschilo
	Name:	Anatoly Dritschilo
	Title:	Chief Executive Officer